Exhibit 4.1

THIS WARRANT AND THE SECURITIES SUBJECT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THIS WARRANT AND THE SECURITIES SUBJECT HERETO MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, UNLESS REGISTRATION IS NOT REQUIRED UNDER THE ACT.

INDIEPUB ENTERTAINMENT, INC.

Issue Date: June 15, 2012

Common Stock Purchase Warrant

1.	Right to Purchase. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (the “Holder”) is entitled to subscribe for and purchase from indiePub Entertainment, Inc., a Delaware corporation (formerly known as Zoo Entertainment, Inc.) (the “Company”), Three Hundred Sixty-Five Thousand (365,000) shares, subject to adjustment as provided herein (the “Shares”), of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a purchase price equal to the Applicable Exercise Price (as defined below) per share (subject to adjustment as provided herein) payable in cash or check or by wire transfer of immediately available funds, unless converted pursuant to Section 3(b) hereof, at any time or from time to time during the term of this Warrant as set forth in Section 4 hereof. The “Applicable Exercise Price” shall mean fifty cents ($0.50) (subject to adjustment, if any, as provided herein).

2.	Fully Paid Shares. Upon payment to the Company of the Applicable Exercise Price of the Shares being purchased, the Holder of this Warrant shall be entitled to receive a certificate or certificates for the Shares so purchased, or if requested by Holder, to have the Shares issued electronically to an account designated by the Holder. All Shares which may be issued upon the exercise of this Warrant will, upon issuance, be fully paid and non-assessable and free from all liens and charges with respect thereto.

3.	Exercise of Warrant.

(a)                Manner of Exercise; Payment in Cash. The Holder may exercise this Warrant in whole or in part by (i) surrendering it to the Company at the Company’s principal office accompanied by a duly completed Subscription Form in the form attached hereto as Exhibit A (the “Subscription Form”), and (ii) unless the Warrant is converted pursuant to Section 3(b) hereof, paying the amount determined by multiplying the number of Shares to be received on such exercise by the Applicable Exercise Price then in effect. A new Warrant of like tenor representing the number (based on the number of Shares purchasable with this Warrant without regard to any adjustments) of Shares, if any, as to which this Warrant shall not have been exercised shall be issued to the Holder. The Shares purchased shall be deemed issued as of the close of business on the exercise date indicated on the Subscription Form. Certificates for Warrants, the purchased Shares and any substitute or additional property receivable by the Holder shall be delivered to the Holder not later than five (5) business days after the exercise date. The Company will pay all expenses in connection with the issue of the Shares and any substitute or additional property receivable by the Holder.

(b)               Right to Convert Warrant into Stock: Net Issuance.

(i)                 Right to Convert. In addition to and without limiting the rights of the Holder under the terms of this Warrant, the Holder shall have the right to convert this Warrant or any portion thereof (the “Conversion Right”) into Shares as provided in this Section 3(b) at any time or from time to time during the term of this Warrant. If the Holder elects to exercise the Conversion Right, then, subject to Section 3(b)(ii) , the Company shall issue and deliver to the Holder (without payment by the Holder of any Applicable Exercise Price or any cash or other consideration) that number of Shares of fully paid and nonassessable Common Stock computed in accordance with the following formula:

X = Y (A-B)
A

Where	X = the number of Shares of Common Stock to be issued to the Holder

Y =the number of Shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the number of Shares of Common Stock being subscribed for (at the date of such exercise)

A =the fair market value of one Share of the Company’s Common Stock (at the date of such exercise)

B =the Applicable Exercise Price (as adjusted to the date of such exercise).

The “date of such exercise” shall be the date indicated on the Subscription Form. Any fractional Shares issuable upon exercise of the Conversion Right shall be subject to Section 10 hereof.

(ii)               Method of Exercise. The Conversion Right may be exercised by the Holder by the surrender of this Warrant at the principal office of the Company together with the Subscription Form duly completed and executed and indicating the number of Shares subject to this Warrant which are being surrendered in exercise of the Conversion Right. Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”), and, at the election of the Holder hereof, may be made contingent upon the occurrence of any of the events specified in Section 11. Certificates for the Shares issuable upon exercise of the Conversion Right and, if applicable, a new Warrant evidencing the balance of the Shares remaining subject to this Warrant, shall be issued as of the Conversion Date and shall be delivered to the Holder within five (5) days following the Conversion Date. The Company will pay all expenses in connection with the issue of the Shares and any substitute or additional property receivable by the Holder.

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(iii)             Determination of Fair Market Value. For purposes of this Section 3, “fair market value” of a share of Common Stock as of a particular date (the “Determination Date”) shall mean:

(A)             If the Conversion Right is exercised in connection with and contingent upon a public offering, and if the Company’s Registration Statement relating to such public offering (“Registration Statement”) has been declared effective by the Securities and Exchange Commission (“SEC”), then the initial “price to the public” specified in the final prospectus with respect to such offering. If the Conversion Right is exercised in connection with and contingent upon a merger, consolidation, reorganization, sale of all or substantially all of the Company’s assets or other change of control transaction (an “M&A Transaction”), then the price per Share in such transaction.

(B)              If the Conversion Right is not exercised in connection with and contingent upon a public offering or an M&A Transaction, then as follows:

(1)	If traded on a securities exchange, the fair market value of the Common Stock shall be deemed to be the average of the closing prices of the Common Stock on such exchange over the five-day period ending one business day prior to the Determination Date or, if less, such number of days as the Common Stock has been traded on such exchange;

(2)	If traded over-the-counter, the fair market value of the Common Stock shall be deemed to be the average of the closing bid prices of the Common Stock over the five-day period ending one business day prior to the Determination Date or, if less, such number of days as the Common Stock has been traded over-the-counter; and

(3)	If there is no public market for the Common Stock, then fair market value shall be determined in good faith by the Board of Directors of the Company upon review of all relevant factors.

(C)              In the event that the Determination Date is the date of a liquidation, dissolution or winding up, or any event deemed to be a liquidation, dissolution or winding up of the Company under the Company’s Certificate of Incorporation as then in effect, then the fair market value per share of the Common Stock shall be determined by aggregating all amounts to be payable per share to holders of the Common Stock in the event of such liquidation, dissolution or winding up, plus all other amounts to be payable per share in respect of the Common Stock in liquidation, assuming for the purposes of this Subsection that all of the Shares of Common Stock issuable upon exercise of all of the Warrants are outstanding at the Determination Date; or

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(D)             In all other cases, the fair market value per Share of the Common Stock shall be determined in good faith by the Company’s Board of Directors upon review of all relevant factors.

4.	Term of Warrant. This Warrant shall expire and no longer be exercisable on the fifth (5th) anniversary of the Issue Date.

5.	Rule 144 Information. The Company shall make publicly available such information as is necessary to enable the Holder to make sales of Shares issued or issuable upon exercise of the Warrant pursuant to Rule 144 promulgated under the Securities Act of 1933.

6.	Adjustments for Stock Splits and Stock Dividends. Upon any subdivision or combination of outstanding shares of Common Stock, the number of Shares subject to purchase hereunder shall be adjusted by multiplying the number of Shares subject to purchase hereunder immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately subsequent to such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event, and the Applicable Exercise Price shall thereupon be proportionately decreased or increased so that the total consideration payable upon full exercise of this Warrant shall be unchanged, except that in no event shall the Applicable Exercise Price be reduced below the par value per share of the Common Stock.

7.	[Removed and Reserved].

8.	Adjustment for Reclassifications, Merger, Sale of Substantially All Assets, etc. If there occurs any capital reorganization or any reclassification of the Company’s capital stock, any consolidation or merger of the Company with or into another company, the sale or conveyance of all or substantially all of the assets of the Company to another entity, or the liquidation, dissolution or winding up of the Company, this Warrant shall thereafter entitle the Holder to purchase the same kind and amounts of securities and other assets which the Holder would have received as a holder of shares of Common Stock if this Warrant had been fully exercised immediately prior to such transaction or any applicable record date for such transaction; provided that, in the event of any such consolidation, merger or sale transaction with or into another company, the Company shall either, at the option of the Holder (i) automatically convert this Warrant into that number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from the merger, consolidation or sale, to which the Holder would have been entitled if the Holder had exercised its rights pursuant to Section 3(b) of this Warrant immediately prior thereto, or (ii) require the successor company (if other than the Company) resulting from such consolidation or merger or the entity purchasing such assets to assume the foregoing obligations by written instrument in form and substance reasonably satisfactory to the Holder and delivered to the Holder. Appropriate adjustments shall be made with respect to the rights and interests of the Holder under this Warrant to the end that the provisions hereof shall thereafter apply as reasonably as they may to the securities or assets thereafter deliverable upon the exercise hereof.

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9.	No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Warrant and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Warrant against impairment.

10.	Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of this Warrant. If a fractional Share would otherwise arise upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional Share by paying Holder in cash the amount computed by multiplying the fractional interest by the fair market value of a full share of Common Stock determined in accordance with Section 3(b)(iii) hereof.

11.	Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon any of its Common Stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for sale any Shares of Common Stock (or other securities convertible into Common Stock), other than (i) pursuant to the Company’s stock option or other compensatory plans, (ii) in connection with commercial credit arrangements or equipment financings, or (iii) in connection with strategic transactions for purposes other than capital raising; (c) to effect any reclassification or recapitalization of any of its Common Stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company’s securities for cash, then, in connection with each such event, the Company shall give Holder: (i) at least ten (10) days’ prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; (ii) in the case of the matters referred to in (c) and (d) above at least ten (10) days prior written notice of the date when the same will take place (and specifying the date on which the holders of Common Stock will be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event); and (iii) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights. Company will also provide information requested by Holder reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

12.	Notices, etc. All notices and other communications under this Warrant shall be in writing and delivered in person or via overnight courier or mailed by first class registered or certified mail, postage prepaid and return receipt requested, to the attention of the Company’s Chief Financial Officer at the Company’s principal office, and to the Holder at the last address of the Holder furnished to the Company.

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13.	Specific Performance. The Company acknowledges and admits that there is no adequate remedy at law for its failure to perform its obligations hereunder with respect to the exercise of this Warrant by the Holder and agrees that in the event of such failure, the Holder shall be entitled to equitable relief by way of specific performance and such other relief as any court with jurisdiction may deem just and proper.

14.	Miscellaneous.

(a)                Authorized Shares. The Company covenants that it will at all times reserve and keep available, solely for the purpose of issuance upon the exercise hereof, a sufficient number of Shares of Common Stock to permit the exercise hereof in full.

(b)               No Rights as Stockholder. The Holder of this Warrant, as such, shall not be entitled to vote or receive dividends or be deemed a holder of Common Stock, nor shall anything contained herein be construed to confer upon the Holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares shall have become deliverable as provided herein.

(c)                Modification and Waiver. This Warrant and any provision hereof may be amended, waived, discharged or terminated only with the written consent of the Company and the Holder.

(d)               Successors and Assigns. The rights and obligations set forth in this Warrant shall be binding upon the successors and assigns of the Company and the Holder and the holder of any Shares of Common Stock issued or issuable upon the exercise hereof.

(e)                Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to the foregoing terms and conditions.

(f)                Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new warrant of like date and tenor.

(g)               Governing Law. This Warrant shall be governed in all respects by the laws of the State of Delaware.

(h)               Severability. If any term, provision, covenant or restriction of this Warrant is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Warrant shall remain in full force and effect and shall in no way be affected, impaired or invalidated and each such term, provision, covenant, or restriction that is held unenforceable shall be construed by limiting it so as to be valid and enforceable to the maximum extent permitted by applicable law.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.

indiePub Entertainment, Inc.

By:	/s/ Mark E. Seremet
Name: Mark E. Seremet
Title: CEO

Dated: June 15, 2012

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EXHIBIT A

SUBSCRIPTION FORM

To: indiePub Entertainment, Inc.

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to (check one):

_____	(A) purchase _____________ shares of the Common Stock, par value $0.001 per share, of indiePub Entertainment, Inc. (the “Common Stock”), covered by such Warrant and herewith makes payment of $________, representing the full purchase price for such shares at the price per share provided for in such Warrant; or

_____	(B) convert _____________ shares of Common Stock covered by such Warrant into that number of shares of fully paid and nonassessable shares of Common Stock determined in accordance with the provisions of Section 3(b)

of the Warrant, and requests that the certificates for such shares be issued in the name of, and delivered to the Holder at the following address or be issued electronically to the Holder at the account indicated below:

_____	Issue certificates and deliver to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
ATTN: Director of Finance
One Financial Center
Boston, MA 02111

_____	Issue shares electronically to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

By:
Name:
Title:

Dated:	___________________, ______